Exhibit 10.12

EXECUTION COPY

SOLAR SENIOR CAPITAL LTD.

$85,000,000 3.90% Series 2020A Senior Notes, due March 31, 2025

NOTE PURCHASE AGREEMENT

Dated as of March 31, 2020

TABLE OF CONTENTS

(Not a part of the Agreement)

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.4	—	Subsidiaries, Affiliates and Directors and Senior Officers

SCHEDULE 5.7	—	Description of Necessary Consents, Approvals, Etc.

SCHEDULE 5.15	—	Liens and Indebtedness

SCHEDULE 5.19	—	Investments

SCHEDULE 6.1	—	Permitted Transferees

SCHEDULE 10.8(e)	—	Affiliate Transactions

EXHIBIT 1	—	Form of 3.90% Series 2020A Senior Note, due March 31, 2025

EXHIBIT S	—	Form of Supplement to Note Purchase Agreement

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SOLAR SENIOR CAPITAL LTD.

40 East 52nd Street

New York, New York 10022

$85,000,000 3.90% SERIES 2020A SENIOR NOTES, DUE MARCH 31, 2025

Dated as of March 31, 2020

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

SOLAR SENIOR CAPITAL LTD., a Maryland corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF NOTES; INTEREST RATE.

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of $85,000,000 aggregate principal amount of its 3.90% Series 2020A Senior Notes, due March 31, 2025 (the “2020A Notes”; such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The Series 2020A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.4, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2. Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i) as of the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of evidence of a Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Adjusted Interest Rate; and

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(ii) the Company shall promptly, and in any event within ten (10) Business Days after knowledge that a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below

Investment Grade Event has occurred, which written notice shall confirm the effective date of the Below Investment Grade Event and that the Adjusted Interest Rate will accrue from the date of such Below Investment Grade Event and will be payable in respect of the Notes in consequence thereof.

(b) The fees and expenses of any NRSRO and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c) As used herein, “Adjusted Interest Rate” means the interest rate on the Notes shall be the rate per annum which is 1.00% above the stated rate of such Notes. The Adjusted Interest Rate with respect to the Series 2020A Notes shall be 4.90% per annum.

(d) As used herein, a “Below Investment Grade Event” shall occur if

(i) at any time the Company has obtained a Rating of the Notes from only one NRSRO, the then most recent Rating from such NRSRO that is in full force and effect (not having been withdrawn) is less than Investment Grade; or

(ii) at any time the Company has obtained a Rating of the Notes from two NRSROs, the then lower of the most recent Ratings from the NRSROs that are in full force and effect (not having been withdrawn) is less than Investment Grade; or

(iii) at any time the Company has obtained a Rating of the Notes from three or more NRSROs, the then second lowest of the most recent Ratings from the NRSROs that is in full force and effect (not having been withdrawn) is less than Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Ratings are equal or equivalent as the lowest such Rating, then one of such equal or equivalent Ratings will be deemed to be the second lowest Rating for purposes of such determination); or

(iv) at any time the Company shall have failed to receive and deliver to the holders of the Notes a Rating of the Notes from at least one NRSRO as required pursuant to Section 9.11.

(e) Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

SECTION 2. SALE AND PURCHASE OF NOTES.

Section 2.1. Purchase and Sale of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2020A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 2.2. [Reserved].

Section 2.3 Guarantee. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by any Subsidiary that delivers a guaranty (other than, for the avoidance of doubt, Standard Security Undertakings or a Permitted SBIC Guarantee) pursuant to Section 9.7, pursuant to the Subsidiary Guarantee.

Section 2.4. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(v) the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi) all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

SECTION 3. CLOSING.

The sale and purchase of the Series 2020A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 9:00 A.M. Chicago time, at a closing (the “Closing”) on March 31, 2020. At the Closing, the Company will deliver to each Purchaser the Series 2020A Notes to be purchased by such Purchaser in the form of a single Note so to be purchased or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [Redacted] at Citibank, N.A., ABA:021-000-089, Account Name: Solar Senior Capital Ltd. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to execute and deliver this Agreement and to purchase and pay for the 2020A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior or at the Closing of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and (except as expressly limited to an earlier time) at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Series 2020A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2019 that would have been prohibited by Section 10 had such Section applied since such date.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled in all material respects.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Latham & Watkins LLP, special U.S. counsel for the Company and (ii) Venable LLP, Maryland counsel for the Company, covering the matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel, in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of the Closing. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Series 2020A Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.10. Funding Instructions. At least three Business Days (or such shorter period as agreed to by the Purchasers) prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Consent of Holders of Other Indebtedness. On or prior to the date of the Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness of the Company or its Subsidiaries and any amendments of agreements pursuant to which any Indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained (and shall be in full force and effect on the date of the Closing) and shall be satisfactory to each Purchaser and its special counsel.

Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13. Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to any conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.7 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of the Additional Series of Notes and the application of the proceeds thereof).

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d) Execution and Delivery of Guaranty Ratification. Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guarantee.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser on the date of the Closing, that:

Section 5.1. Organization; Power and Authority. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Company or such Subsidiary, as applicable.

Section 5.2. Authorization, Etc. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other Note Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Purchasers in connection with the negotiation of this Agreement and the other Note Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Company’s public filings contains any material misstatement of fact therein (or omits to state any material fact necessary to make the statements therein not misleading), in the light of the circumstances under which they were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Company and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Company’s or any of its Subsidiaries’ Portfolio Investments), or (ii) the validity or enforceability of any of the Note Documents or the rights or remedies of the Purchasers and the holders of the Notes thereunder.

Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary (other than any Financing Subsidiary or tax blocker or investment held by such Financing Subsidiary or tax blocker), and (ii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except Permitted Liens or as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary (other than a Financing Subsidiary) is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 5.5. Financial Statements; Material Liabilities. The Company has heretofore delivered to each Purchaser the audited consolidated statement of assets and liabilities (or balance sheet) and statements of operations, changes in net assets and cash flows of the Company and its Subsidiaries as of and for the fiscal year ending on December 31, 2019; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of such date in accordance with GAAP. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.

Section 5.6. Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Company could reasonably be expected to result in a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Compliance with Laws, Other Instruments, Etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been or will be obtained or made and are in full force and effect and are described in Schedule 5.7, (b) will not violate any applicable law or regulation or the limited liability company operating agreement, charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that if adversely determined could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 5.9. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in all material respects.

Section 5.10. Title to Property; Leases. Each of the Company and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Section 5.11. Licenses, Permits, Etc. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. ERISA. (a) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(a) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2020A Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 6 other Institutional Investors, each of which has been offered the Series 2020A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2020A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2020A Notes to refinance existing indebtedness and for general corporate purposes and in compliance with all laws referenced in Section 5.16. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the sale of the Series 2020A

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Notes hereunder will be used to buy or carry any Margin Stock, or to extend credit to others for the purpose of buying or carrying Margin Stock. After application of the proceeds of the sale of the Series 2020A Notes, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted will consist of Margin Stock.

Section 5.15. Existing Indebtedness; Future Liens. (a) Part A of Schedule 5.15 is a complete and correct list of each note, bond, certificate, credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any Subsidiary outstanding on the date of the Closing, and the aggregate principal or face amount outstanding or that is, or may become, outstanding, the interest rate, collateral and related guaranties under each such arrangement is correctly described in Part A of Schedule 5.15.

(b) Part B of Schedule 5.15 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding or consented to on the date of the Closing covering any property of the Company or any Subsidiary, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 5.15.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person or Canada Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by Canada, the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or Canada Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or knowingly indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Canada Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or Canadian Economic Sanctions or (C) otherwise in violation of any U.S. Economic Sanctions Laws or Canadian Economic Sanctions Laws;

(ii) will be used, directly or knowingly indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or knowingly indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all material respects with all applicable U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. (a) The Company is a company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b) The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the Transactions contemplated by the Note Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

(c) The Company is in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other Senior Unsecured Indebtedness (actual or contingent) of the Company, including all Senior Unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.19. Investments. Set forth in Schedule 5.19 is a complete and correct list of all Investments (other than (a) Investments by the Company and the Subsidiary Guarantors in the Company and the Subsidiary Guarantors, (b) Hedging Agreements entered into in the ordinary course of the Company’s and its Subsidiaries’ financial planning and not for speculative purposes, and (c) Portfolio Investments by the Company and its Subsidiaries; provided that (i) such Portfolio Investments are permitted under the Company’s Investment Policies and (ii) such

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Portfolio Investments are permitted under the provisions of the Investment Company Act) held by the Company or any Subsidiary Guarantor in any Person on the date of the Closing and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 5.19, as of the date of the Closing each of the Company and the Subsidiary Guarantors owns, free and clear of all Liens (other than Permitted Liens), all such Investments.

Section 5.20. Affiliate Agreements. As of the date of the Closing, the Company has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to each of the Purchasers true and complete copies of each of the Affiliate Agreements (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of the Closing, each of the Affiliate Agreements is in full force and effect.

SECTION 6. REPRESENTATION AND COVENANT OF THE PURCHASERS.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the initial sale or resale of the Notes.

(b) Each Purchaser acknowledges that the Notes will bear a restrictive legend in the form set forth on the form of Notes set out in Exhibit 1.

(c) Each Purchaser severally represents and warrants that such Purchaser (i) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

(d) Each Purchaser for itself represents that it is an Institutional Accredited Investor acting for its own account or as a fiduciary or agent for others (which others are also Institutional Accredited Investors).

(e) Each Purchaser severally represents that the purchase of the Notes by such Purchaser has not been solicited by or through anyone other than the Company or the Placement Agent.

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(f) Each holder of a Note covenants and agrees that it shall not directly or indirectly transfer all or any portion of any of its Notes to any Person that is a Competitor.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14, as amended (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM

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Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23, as amended (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Annual Statements — within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of operations, changes in net assets or stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial

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condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, the requirements set forth in this clause (a) may be fulfilled by providing to the holders of the Notes that are Institutional Investors the report of the Company to the SEC on Form 10-K for the applicable fiscal year;

(b) Quarterly Statements — within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet and related statements of operations, changes in net assets or stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities or balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, the requirements set forth in this clause (b) may be fulfilled by providing to the holders of the Notes that are Institutional Investors the report of the Company to the SEC on Form 10-Q for the applicable quarterly period;

(c) Audit Reports — promptly upon receipt thereof, copies of all significant reports submitted by the Company’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company or any of its Subsidiaries delivered by such accountants to the management or Board of Directors of the Company;

(d) Employee Benefit Matters — promptly following any request therefor, copies of (i) any documents described in section 101(k) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in section 101(l) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan;

(e) SEC and Other Reports — promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary Guarantor with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f) Management Agreement — within (i) five Business Days of any material amendment, supplementation or modification of the Management Agreement, notice of such material amendment, supplementation or modification and (ii) (y) within ninety (90) days after the end of each fiscal year of the Company and (z) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, notice of any other amendment, supplementation or modification of the Management Agreement;

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(g) Requested Information — promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Note Documents, as any holders of the Notes that is an Institutional Investor may reasonably request;

(h) Notices of Material Events — notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates that, if adversely determined, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

Each notice delivered under this clause shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; and

(i) Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Financial Officer of the Company (i) certifying as to whether the Company has knowledge that a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 10.2, 10.5 and 10.7, including any Additional Financial Covenant, and (iii) stating whether any material change in GAAP as applied by (or in the application of GAAP by) the Company has occurred since the date of the most recent audited financial statements delivered pursuant to Section 7.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

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Section 7.3. Visitation, Etc. The Company will, and will cause each of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to, permit any representatives designated by the holder of a Note upon reasonable prior notice (which, prior to the occurrence of a Default or Event of Default, shall not be less than thirty (30) Business Days prior to the date of such inspection), to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as reasonably requested, provided that the Company or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records, provided further that, so long as no Default has occurred and is continuing and if the Company has provided to each holder of the Notes written notice of the intent of a holder to exercise inspection rights set forth in this Section 7.3 not less than fifteen (15) Business Days prior to such inspection and permitting such holder to join in such scheduled inspection upon five (5) (rather than thirty (30)) Business Days’ prior notice, the inspection rights set forth in this Section 7.3 may, in the aggregate for all holders of the Notes, only be exercised once per calendar quarter, provided, further, if a Default or Event of Default then exists, the reasonable and documented out-of-pocket costs for such visit or inspection shall be at the expense of the Company.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Series 2020A Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding at 100% of the principal amount so prepaid, together with interest accrued thereon to, but excluding, the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

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Section 8.3. Change in Control.

(a) Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.3.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.3 Proposed Prepayment Date”). Such date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Section 8.3 Proposed Prepayment Date shall not be specified in such offer, the Section 8.3 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 10 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.3 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.3 Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

Section 8.4. [Reserved].

Section 8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 or 8.9 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

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Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to, but excluding, such date and the applicable Make-Whole Amount (to the fullest extent permitted by applicable law), if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes or any part or portion except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase all or any portion of the outstanding Notes made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount and Modified Make-Whole Amount. The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount and the Modified Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” in the case of the computation of the Modified Make-Whole Amount for purposes of Section 8.9 means 1.00% (100 basis points) and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

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“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.9 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

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“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.9 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.9 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9. Prepayment for Tax Reasons. (a) The Company shall have an option to prepay the affected Notes in whole, but not in part, at any time, on giving not less than 10 nor more than 60 days’ notice to the Foreign Holders (which notice shall be irrevocable) by payment of the principal amount, together with interest accrued to the date fixed for prepayment and with a premium in an amount equal to the Modified Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 8.9, if (i) the Company (a) has or will become obliged to pay additional amounts as provided or referred to in Section 14.3 as a result of any change in, or amendment to, the laws, regulations or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing and (b) in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; or (ii) (a) any action has been taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized legal standing, will result in a material probability that the Company will become obligated to pay additional amounts and (b) in its business judgment the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided that no such notice of prepayment shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of such Notes held by the Foreign Holders were then due.

(b) Prior to the giving of any notice of prepayment pursuant to this Section 8.9, the Company shall deliver to the Foreign Holder of any Note to be prepaid (1) a certificate signed by two officers of the Company stating that the Company is entitled to effect such prepayment and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to prepay have occurred and (2) in the case of a determination under (ii) above, an opinion of independent legal advisers of recognized standing to the effect that there is a material probability that the Company will become obliged to pay such additional amounts as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this Section 8.9, the Company shall be bound to prepay such Note in accordance with this Section 8.9.

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(c) Notwithstanding the foregoing, if the Company shall give a Foreign Holder notice of prepayment of any Note pursuant to Section 8.9(a), such Foreign Holder, if it then holds one or more such Notes in an aggregate amount equal to or greater than $5,000,000, shall have a one-time option to reject such prepayment with respect to the prepayment arising as a result of the circumstances described in such notice; provided, however, if such Foreign Holder rejects such prepayment, Section 14.3(a) shall no longer be operative with respect to any Notes held by such Foreign Holder arising out of the circumstances described in such notice, but not of such Foreign Holder’s right to receive payments pursuant to Section 14.3(a) that may arise out of circumstances not described in such notice. To exercise such option, such Foreign Holder shall provide a rejection notice to the Company within five Business Days after its receipt of the Company’s notice of prepayment. Such notice by a Foreign Holder shall be irrevocable and shall be binding on all subsequent Foreign Holders of such Foreign Holder’s Notes.

(d) The provisions of Sections 8.2 and 8.5 shall not apply to any prepayment pursuant to this Section 8.9.

SECTION 9. AFFIRMATIVE COVENANTS.

So long as any of the Notes are outstanding, the Company covenants that:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all Material respects with the applicable provisions of the Investment Company Act (including, without limiting the foregoing, Section 18(a)(1)(A) and any applicable “asset coverage” maintenance requirement) and any applicable rules, regulations or orders issued by the SEC thereunder.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

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Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 9.5. Legal Existence, Etc. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.3.

Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future Senior Unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other Senior Unsecured Indebtedness of the Company.

Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that (i) guarantees indebtedness for borrowed money incurred pursuant to a Material Credit Facility or (ii) otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any indebtedness for borrowed money incurred under a Material Credit Facility (in each case, other than as a result of Standard Securitization Undertakings or a Permitted SBIC Guarantee) to concurrently therewith:

(A) enter into an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guarantee”); and

(B) deliver the following to each holder of a Note:

(i) an executed counterpart of such Subsidiary Guarantee;

(ii) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guarantee rather than the Company);

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(iii) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guarantee and the performance by such Subsidiary of its obligations thereunder;

(iv) unless waived by the Required Holders, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guarantee as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guarantee under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guarantee and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guarantee) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guarantee, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8. Books and Records. The Company will, and will cause each of its Subsidiaries to, keep or cause to be kept proper books of record and account in accordance with GAAP.

Section 9.9. Status of RIC and BDC. The Company shall (i) maintain its status as a RIC under the Code, and (ii) maintain its status as a “business development company” under the Investment Company Act.

Section 9.10. Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

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Section 9.11. Rating Confirmation. The Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating from at least one NRSRO that indicates that it will monitor the rating on an ongoing basis. No later than April 30 of each year, commencing in 2021, the Company shall provide a notice to each of the holders of the Notes sent in the manner provided in Section 18 with respect to any then current Ratings, which shall include a Rating from at least one NRSRO, and which notice shall include a copy of such Rating.

Section 9.12. Rating. Within 30 days after the date of the Closing, the Company shall deliver to the Purchasers in the manner provided in Section 18 evidence in form and substance satisfactory to the Purchasers a Rating evidencing that the Notes have been rated Investment Grade or better by DBRS or another NRSRO.

SECTION 10. NEGATIVE COVENANTS.

So long as any of the Notes are outstanding, the Company covenants that:

Section 10.1. [Reserved].

Section 10.2. Liens. The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

Section 10.3. Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to enter into any transaction of merger, consolidation or amalgamation or to liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Company and its Subsidiaries and not in violation of the terms and conditions of this Agreement. The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash and dispositions of investments in connection with exits and work-outs (including assets abandoned for no consideration if the Company determines such assets have no value) in the normal course of the day-to-day business activities of the Company and its Subsidiaries) and (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section 10.3).

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Notwithstanding the foregoing provisions of this Section 10.3:

(a) any Subsidiary Guarantor of the Company may be merged or consolidated with or into the Company or any other Subsidiary Guarantor; provided that (i) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing, (ii) if any such transaction shall be between a Subsidiary Guarantor and a wholly-owned Subsidiary Guarantor, the wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation and (iii) if any such transaction shall be between the Company and a Subsidiary Guarantor, the Company shall be the continuing or surviving corporation;

(b) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any wholly-owned Subsidiary Guarantor of the Company;

(c) the capital stock of any Subsidiary of the Company may be sold, transferred or otherwise disposed of to the Company or any wholly-owned Subsidiary Guarantor of the Company;

(d) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments to a Financing Subsidiary so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments) no Default shall have occurred or be continuing;

(e) the Company or any Subsidiary may merge or consolidate with any other Person so long as at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing and provided that

(i) if any such transaction shall be between the Company and another Person, either

(A) the Company shall be the continuing or surviving corporation or

(B) (1) no Change in Control shall have occurred, (2) the successor formed by such consolidation or the survivor of such merger, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and (3)(x) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, (y) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (z) each Subsidiary Guarantor under any Subsidiary Guarantee that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guarantee in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders,

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(ii) if any such transaction shall be between a wholly-owned Subsidiary Guarantor and another Person (other than the Company), a wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation,

(iii) if any such transaction shall be between a Subsidiary Guarantor and another Person (other than the Company or a wholly-owned Subsidiary Guarantor), a Subsidiary Guarantor shall be the continuing or surviving corporation;

(f) the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $25,000,000 in any fiscal year; and

(g) the Company or the other Obligors may dissolve or liquidate (i) any Subsidiary that does not own, legally or beneficially, assets which in aggregate have a value of $1,000,000 or more at such time of dissolution or liquidation or (ii) any SBIC Subsidiary, provided that no portion of any Indebtedness or any other obligations (contingent or otherwise) of such SBIC Subsidiary (A) is, or would as a result of dissolution or liquidation hereunder become, recourse to or obligate the Company or any other Obligor (other than any SBIC Subsidiary) in any way, or (B) subjects, or would as a result of dissolution or liquidation hereunder subject, any property of the Company or any other Obligor (other than any SBIC Subsidiary) to the satisfaction of such Indebtedness.

Section 10.4. [Reserved].

Section 10.5. Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay:

(a) dividends with respect to the capital stock of the Company to the extent payable in additional shares of the Company’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Company’s common stock) in any taxable year of the Company in amounts not to exceed the amount that is estimated in good faith by the Company to be required to (i) reduce to zero for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of section 852(b)(2) of the Code), and reduce to zero the tax imposed by section 852(b)(3) of the Code, and (ii) avoid federal excise taxes for such taxable year or for the previous taxable year imposed by section 4982 of the Code;

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(c) dividends and distributions in each case in cash or other property (excluding for this purpose the Company’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing; and

(ii) the aggregate amount of Restricted Payments made during any taxable year of the Company after the date of the Closing under this clause (c) shall not exceed the sum of (x) an amount equal to 10% of the taxable income of the Company for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Company’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year.

(d) other Restricted Payments so long as (i) on the date of such Restricted Payment and after giving effect thereto, no Default shall have occurred and be continuing and (ii) such payment shall not be prohibited under any Material Credit Facility, as confirmed in a certificate delivered to the holders of the Notes by a Financial Officer.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Company to the Company or to any other Subsidiary Guarantor.

Section 10.6. Certain Restrictions on Subsidiaries. Other than any Material Credit Facility and the other agreements in connection therewith, the Company will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property by any Obligor; provided that, the foregoing shall not apply to (i) indentures, agreements, instruments or other agreements pertaining to other Indebtedness permitted hereunder so long as it is not, in the Company’s good faith judgment, more restrictive or burdensome in respect of the foregoing activities than the Note Documents (provided that, in any event, such restrictions would not adversely affect the exercise of rights or remedies of the holder of the Notes under the Note Documents or impair the rights or ability of the Company or any Subsidiary Guarantor in any manner from performing its obligations under the Note Documents) and (ii) indentures, agreements, instruments or other agreements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted

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by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien; provided further, that any Material Credit Facility that prohibits or restrains or imposes conditions upon such action may not be materially more restrictive upon the Company and its Subsidiaries than similar credit facilities for borrowers the general nature of the business of which is not substantially different from the general nature of the business of the Company and its Subsidiaries, taken as a whole.

Section 10.7. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. (i) The Company will not permit Shareholders’ Equity (as reflected in its Form 10-Q or Form 10-K without any deductions) at the last day of any fiscal quarter of the Company to be less than the greater of (i) 33% of the total assets of the Company and its Subsidiaries as of the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $130,000,000 plus 25% of the net proceeds of the sale of Equity Interests by the Company and its Subsidiaries after the date of the Closing.

(ii) If at any time (A) the SUNS SPV Credit Agreement contains a requirement to maintain a level of Shareholders’ Equity (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) of the Company (a “Shareholders’ Equity Covenant”) that is not set forth in this Agreement or (B) thereafter the Company or SUNS SPV LLC enters into any amendment, supplement, waiver, change, clarification, interpretation, consent or other modification to such Shareholders’ Equity Covenant (or to any defined term contained or used in any Shareholders’ Equity Covenant) (which, for the avoidance of doubt for purposes of this Section 10.7(a), shall include any such change effectuated pursuant to a replacement of the SUNS SPV Credit Agreement), then the Company shall provide a Shareholders Equity Notice in respect of such Shareholders Equity Covenant. Such Shareholders Equity Covenant shall be deemed automatically incorporated by reference into Section 10.7(a)(i) of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such Shareholders Equity Covenant shall have become effective under such SUNS SPV Credit Agreement, unless waived in writing by the Required Holders within 60 days after each holder’s receipt of such notice of such Shareholders Equity Covenant.

(iii) Any Shareholders Equity Covenant incorporated into this Agreement (herein referred to as an “Incorporated Shareholders’ Equity Covenant”) pursuant to this Section 10.7(a) (A) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Shareholders Equity Covenant under the SUNS SPV Credit Agreement; provided that, if a Default or an Event of Default then exists, such Incorporated Shareholders’ Equity Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (B) shall be deemed automatically deleted from this Agreement at such time as such Shareholders Equity Covenant is deleted or otherwise removed from the SUNS SPV Credit Agreement; provided, however, for the avoidance of doubt, in the event the SUNS SPV Credit Agreement shall be terminated and not replaced, the terms of Section 10.7(a)(i) as set forth on the date of this agreement shall

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remain in effect unless and until an MFL Financial Covenant is incorporated into this Agreement in accordance with Section 10.7(d); provided that, if a Default or an Event of Default then exists, such Incorporated Shareholders’ Equity Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such SUNS SPV Credit Agreement primarily to reflect such less restrictive amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes; provided that, if any such fees under the SUNS SPV Credit Agreement are payable only to consenting holders, to the extent the holders of the Notes hereunder have an ability to grant or withhold consent to such amendment or other modification pursuant to the terms hereof, such fees shall be payable to holders of Notes under this Agreement only to the extent such holders have approved the amendment or other modification.

(iv) “Most Favored Lender Shareholders’ Equity Notice” means, in respect of any Shareholders Equity Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty Business Days after the inclusion of such Shareholders Equity Covenant in the SUNS SPV Credit Agreement (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 10.7(a) and setting forth a reasonably detailed description of such Shareholders Equity Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

(v) The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the reasonable fees and expenses of one counsel for the holders of the Notes) each and every amendment to this Agreement reasonably considered to be necessary or appropriate by the Required Holders for purposes of maintaining clarity and consistency between the applicable sections of the Shareholders’ Equity Covenant and related defined terms contained or used therein and Section 10.7 and related defined terms contained or used therein; provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such alteration or alterations, but shall merely be for the convenience of the parties hereto.

(b) Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio to be less than the Investment Company Act Asset Coverage at any time.

(c) [Reserved].

(d) Financial Covenant Most Favored Lender. (i) Without limiting Section 10.7(a), if at any time, including, for the avoidance of doubt, as of the date of the Closing, (A) any Material Credit Facility includes MFL Financial Covenants (individually an “Additional Financial Covenant” and, collectively, “Additional Financial Covenants”) not set forth in this Agreement or (B) thereafter the Company enters into any amendment, supplement, waiver, change, clarification, interpretation, consent or other modification to a Material Credit Facility (which, for the avoidance of doubt for purposes of this Section 10.7(d), shall include any such change effectuated pursuant to a replacement of any Material Credit Facility) (individually a “Financial

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Covenant Modification” and, collectively, “Financial Covenant Modifications”) to any MFL Financial Covenant set forth in any Material Credit Facility or to an Additional Financial Covenant (or to any defined term contained or used in any MFL Financial Covenant or such Additional Financial Covenant), then and in any such event the Company shall give written notice thereof to each holder of the Notes not later than 10 Business Days following the date of any such Additional Financial Covenant(s) or Financial Covenant Modification(s), as the case may be. Effective on the date of such Additional Financial Covenant(s) or Financial Covenant Modification(s) under and pursuant to any Material Credit Facility, such Additional Financial Covenant(s) or Financial Covenant Modification(s), whether or not more or less restrictive upon the Company, shall then and thereupon be deemed to have been incorporated herein with respect to Section 10.7 and/or any defined term contained or used therein, as the case may be; provided that if a Default or Event of Default shall have occurred and be continuing at the time Section 10.7, such Additional Financial Covenant(s) or Financial Covenant Modification(s) (and/or any defined term contained or used therein, as the case may be) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 10.7(d), the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of such Section 10.7, such Additional Financial Covenant(s) or Financial Covenant Modification(s) (and/or any defined term contained or used therein, as the case may be); provided further that, notwithstanding the foregoing and for the avoidance of doubt, in no event shall the minimum asset coverage required to be held by the Company pursuant to this Section 10.7 be less than the Investment Company Act Asset Coverage.

(ii) The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of one counsel for the holders of the Notes) each and every amendment to this Agreement reasonably considered to be necessary or appropriate by the Required Holders for purposes of maintaining clarity and consistency between the applicable sections of a Material Credit Facility and related defined terms contained or used therein and Section 10.7 and related defined terms contained or used therein; provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such alteration or alterations, but shall merely be for the convenience of the parties hereto.

(iii) The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company as consideration for or as an inducement to the entering into by any such creditor of any modification(s) primarily with respect to the principal terms of an Additional Financial Covenant(s) the effect of which modification is to exclude, terminate, loosen, or otherwise amend or modify an Additional Financial Covenant(s), which exclusion, termination, loosening, or other amendment or modification would require a similar change in this Agreement, unless such consideration or remuneration is concurrently paid, on the same terms, and in an amount bearing the same proportion to the aggregate outstanding principal amount of the Notes as the amount paid to such other creditor bears to the aggregate principal amount of indebtedness owing by the Company to such other creditor, ratably to all of the holders of the Notes then outstanding; provided that, if any such fees under the Material Credit Facility are payable only to consenting holders, to the extent the holders of the Notes hereunder have an ability to grant or withhold consent to such amendment or other modification pursuant to the terms hereof, such fees shall be payable to holders of Notes under this Agreement only to the extent such holders have approved the amendment or other modification.

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Section 10.8. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to, enter into any material transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, affiliate transactions that are expressly permitted to be undertaken by a business development company under the Investment Company Act and the rules and regulations promulgated thereunder will be deemed to be in the ordinary course of business for purposes of this Section 10.8, (b) transactions between or among the Company and its Subsidiaries, (c) Restricted Payments permitted by Section 10.5, (d) the transactions provided in the Affiliate Agreements, (e) transactions described on Schedule 10.8(e), (f) any Investment that results in the creation of an Affiliate, (g) Permitted Directing Body-Approved Affiliate Transactions, and (h) transactions between or among the Obligors and any SBIC Subsidiary at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties.

Section 10.9. Lines of Business. The Company will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than in accordance with its Investment Policies.

Section 10.10. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person or Canada Blocked Person), own or control a Blocked Person or Canada Blocked Person or (b) directly or knowingly indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws or Canadian Economic Sanctions Laws.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

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(b) the Company defaults in the payment of any interest on any Note for a period of five or more Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in (i) Section 9.7 or Sections 10.1 through 10.7 hereof or (ii) Section 7.1(h) hereof and such failure shall continue unremedied for a period of five or more days after notice thereof by any holder of a Note to the Company or (iii) in each case of clause (i) or (ii) above, as applicable, any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d) [Reserved];

(e) the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); or

(f) any representation or warranty made in writing by or on behalf of the Company or a Subsidiary Guarantor or by any officer of the Company or a Subsidiary Guarantor in this Agreement, any Supplement or the Subsidiary Guarantee or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) the Company or any of its Subsidiaries (other than a Financing Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition (other than any condition which is a Change in Control (in which event the terms and conditions of Section 8.3 shall govern)) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

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(i) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 11, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally, to pay its debts as they become due; or

(j) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Company or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which execution shall not be effectively stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing reasonably acceptable to the Required Holders, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l) Solar Capital Partners, LLC, any affiliate thereof which is under common Control, or any successor thereto shall cease to be the investment advisor for the Company; or

(m) [Reserved]; or

(n) except for expiration in accordance with its terms, any of the Note Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Company; or

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(o) the Company or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(h) or (i) (other than an Event of Default described in clause (vii) of Section 11(i)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, either (i) any original Purchaser or Affiliate thereof (provided, that notwithstanding the definition thereof, “Affiliate” shall include any Person that acts as investment adviser in the ordinary course of business on behalf of the account of any original Purchaser) which is a holder or holders of Notes at the time outstanding affected by such Event of Default or (ii) the Required Holders may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. (a) Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(C)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 or attached to the applicable Supplement with respect to any Additional Notes. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations and agreements set forth in Section 6.1(b), (d) and (f) and Section 6.2.

(b) Any transfer of a Note made in violation of Section 6.1(f) or this Section 13.2 shall be null and void and of no force and effect.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(C)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Goldman Sachs Bank USA in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s or Additional Purchaser’s name in Schedule A or attached to any Supplement to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement, including via any Supplement, and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. Taxation. (a) All payments of principal, interest, Make-Whole Amount and Modified Make-Whole Amount in respect of the Notes shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States, any other taxing jurisdiction from which or through which the Company makes payments or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in the receipt by any holders that are not U.S. persons as defined in I.R.C. § 7701 (collectively, the “Foreign Holders”) or any other holder of such amounts as would have been received by the holder if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any tax, assessment or other governmental charge that:

(1) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Foreign Holder or the taxing of any enforcement action by a Foreign Holder under this Agreement) between any holder and the United States, including such holder being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(2) in the case of a Foreign Holder, is imposed or withheld by reason of any Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such Foreign Holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(3) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

(4) is, in respect of any payment to any Foreign Holder that is not qualified for the benefits of a U.S. tax treaty providing for zero withholding on interest on the date of this Agreement, imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code (as in effect on the date of this Agreement or, in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer) or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code (as in effect on the date of this Agreement, or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer);

(5) would not have been imposed but for the failure or inability (other than as a result of Change in Law) of the beneficial owner or any holder to comply with the requirements of Section 14.3(c) or any other certification, information, documentation or other reporting requirements (“Forms”) concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge; provided that the filing of such Forms would not impose any unreasonable burden on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person (other than any tax authority), it being understood that the provision of United States Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP does not impose an unreasonable burden on any holder or result in the disclosure of any confidential or proprietary income tax return information, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (5) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions);

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(6) is payable otherwise than by withholding by the Company from payments on or in respect of any Note held by any Foreign Holder;

(7) is (i) an income, branch or franchise taxes imposed on (or measured by) the Foreign Holder’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such holder is organized or in which its principal office is located or in which its applicable lending office is located, (ii) is a withholding tax that is imposed on amounts payable to such holder at the time such holder becomes a party to this Agreement (or becomes a transferee of another holder) or is attributable to such holder’s failure or inability (other than as a result of a Change in Law) to comply with Section 14.3(c) or (iii) is any withholding tax imposed under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) (“FATCA”).

(8) any combination of items (1), (2), (3), (4), (5), (6) and (7).

(b) In addition, the Company will not pay additional amounts to any Foreign Holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any Foreign Holder if it is not the sole beneficial owner of the Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(c) Within five days after the date that any Foreign Holder becomes eligible for the benefits of this Agreement, such Foreign Holder shall provide, the Company with a properly executed original United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY or W-8EXP, as appropriate, or any successor or other form prescribed by the United States Internal Revenue Service, certifying that it is not a United States person for United States federal income tax purposes and that either (i) it is entitled to the benefits of a tax treaty with the United States that provides for a zero rate of withholding on interest on the date of this Agreement, (ii) it is receiving the interest payments under this Agreement in connection with a U.S. trade or business or (iii) it is a foreign governmental entity, international organization or other organization entitled to exemption from U.S. income tax on investment income. Thereafter such Foreign Holder shall provide additional Forms W-8BEN, W-8BEN-E, W-8ECI, W-8IMY or W-8EXP (or any successor or other form prescribed by the United States Internal Revenue Service) (i) to the extent a form previously provided has become inaccurate or invalid as a result of any action or change in regard to the Foreign Holder or (ii) as reasonably requested in writing by the Company within 60 days of such written request, unless such Foreign Holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations, or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing. Any holder other than a Foreign Holder shall provide a Form W-9.

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(d) if a payment made to a Foreign Holder would be subject to U.S. federal withholding tax imposed by FATCA if such Foreign Holder were to fail to comply with the applicable reporting requirements of FATCA, such Foreign Holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Company has complied with the Company’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e) Any reference in this Agreement to principal, Make-Whole Amount, Modified Make-Whole Amount or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 14.3.

(f) This Section 14.3 shall apply only with respect to the Foreign Holders. It shall not apply to payments made to any Holder other than the Foreign Holders.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the holders of the Notes, and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the holders of the Notes, in connection with the preparation and administration of this Agreement and the other Note Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by the holders of the Notes, including the fees, charges and disbursements of any counsel or financial advisors for the holders of the Notes, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Note Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any insolvency or bankruptcy involving the Company or any Subsidiary, workout, restructuring or negotiations in respect thereof, (iv) and all documented costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest and (v) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (v) shall not exceed $8,000 for any Series or tranche. The Company will pay, and will save each Purchaser, Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or Additional Purchaser or other holder in connection with its purchase of the Notes).

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Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the Subsidiary Guarantee or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, any Supplement or the Subsidiary Guarantee shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and each Subsidiary Guarantee embody the entire agreement and understanding between each Purchaser and Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. (a) Subject in each case of this clause (a) to Sections 10.7(a), 10.7(d) and 17.1(b), this Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that

(i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used therein or in such corresponding provision of any Supplement), will be effective as to any Purchaser or Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing, and

(ii) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (C) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.

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(b) Notwithstanding the terms of Section 17.1(a), but subject to Section 10.7(d), in the event the Company obtains any amendment, supplement, waiver, change, clarification, interpretation, consent or other modification to a covenant under any Corporate Facility that corresponds to Section 10, the threshold amount included in an event of default set forth in Section 11(g) (including any defined term used therein) or (j), or any defined term contained or used in Section 10, whether or not more or less restrictive upon the Company (a “Credit Amendment”) such amendment, supplement, waiver, change, clarification, interpretation, consent or other modification shall be automatically reflected mutatis mutandis through conforming amendments or modifications to this Agreement without any further action of the holders of the Notes (a “Corresponding Modification”). For purposes of the foregoing, an amendment, supplement, waiver, change, clarification, interpretation, consent or other modification of a covenant under any Corporate Facility that corresponds to Section 10, the threshold amount included in an event of default set forth in Section 11(g) (including any defined term used therein) or (j), and/or any defined term contained or used in Section 10 shall include any such change effectuated pursuant to a replacement of such Corporate Facility.

(c) If any consideration or remuneration, by way of supplemental or additional fee or otherwise (but excluding, in any event, principal repayments or adjustment of interest rate spreads), is paid to any of the lenders under the Corporate Facility in consideration for or as an inducement to the entering into by any such lender of modification(s) primarily to effect a Credit Amendment, such consideration or remuneration shall be concurrently paid, on the same terms, ratably to all of the holders of the Notes; provided that, if any such fees under the Corporate Facility are payable only to consenting holders, to the extent the holders of the Notes hereunder have an ability to grant or withhold consent to such amendment or other modification pursuant to the terms hereof, such fees shall be payable to holders of Notes under this Agreement only to the extent such holders have approved the amendment or other modification.

(d) The Subsidiary Guarantee may be amended or modified in accordance with the terms thereof, and all amendments to the Subsidiary Guarantee obtained in conformity with such requirements shall bind all holders of the Notes.

(e) Notwithstanding anything to the contrary in this Agreement (i) no consent shall be required from and no fees shall be payable to the holders of the Notes in connection with any renewal, refinancing or other extension of any Corporate Facility (or any amendments, modifications or supplements effected in connection therewith) and (ii) any such renewal, refinancing or other extension (and any amendment, modification or supplement to any of the terms and provisions of any Corporate Facility, this Agreement or any other Note Document in connection with such renewal, refinancing or other extension) shall be, to the extent applicable, automatically reflected mutatis mutandis through conforming amendments, modifications or supplements to this Agreement without any further action of the holders of the Notes.

(f) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.4 and 4.13 hereof without obtaining the consent of any holder of any other Series of Notes.

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Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it), with substantially the same material information and substantially the same amount of time as it provides any other holder of the Notes, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or any Supplement or of the Notes or any of the Subsidiary Guarantee. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Except as otherwise set forth in this Agreement, the Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any of the Subsidiary Guarantee unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to the holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliated Entity of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

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Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or Subsidiary Guarantee, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

(a) All notices and communications provided for hereunder shall be in writing and sent (i) by tele-facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (ii) by registered or certified mail with return receipt requested (postage prepaid), or (iii) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(A) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(B) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(C) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

(D) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Purchasers, Additional Purchasers or other holders of any Note hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to a Purchaser, Additional Purchaser or other holder of any Note if such Purchaser, Additional Purchaser or holder has notified the Company that it is incapable of receiving notices under this Agreement by electronic communication. Notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during normal business hours of the recipient, such notice or

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Unless a Purchaser, Additional Purchaser or other holder of any Note has notified the Company that it is incapable of receiving notices by electronic communication, each Purchaser, Additional Purchaser or other holder of any Note agrees to notify the Company in writing (including by electronic communication) from time to time of any change in such Purchaser’s, Additional Purchaser’s or holder’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and each Subsidiary Guarantee and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

Each of the holders of the Notes agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority and the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such holder’s investment portfolio), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees and other personnel, agents, advisors and other representatives) to any swap, derivative or similar transaction under which payments are to be made by reference to the Company and its obligations under this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any holder of a Note or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, (i) to Gold Sheets, private placement newsletters and other similar financial services industry trade publications; such information to consist of deal terms and other information regarding the issuance of securities evidenced by this Agreement customarily found in such publications, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Company and the Notes is solely for purposes of evaluating an investment in such Securitization, (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, or (l) to a nationally recognized rating agency that requires access to information regarding the Obligors, the Notes and Note Documents in connection with ratings issued with respect to a Securitization.

For purposes of this Section, “Securitization” means a public or private offering by a holder of a Note or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Notes or the Note Documents.

For purposes of this Section, “Affiliate” shall, notwithstanding the definition thereof, include any Person that acts as an investment adviser in the ordinary course of business on behalf of the account of any Purchaser or any other subsequent holder of Notes.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any holder of a Note on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date of the Closing, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser, as the case may be, and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or Additional Purchaser in any Supplement shall be deemed to refer to such Affiliate in lieu of such original Purchaser or Additional Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder or Additional Purchaser in any Supplement and such Affiliate thereafter transfers to such original Purchaser or Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or Additional Purchaser, as the case may be, and such original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except to the extent not prohibited by Section 10.3, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement, the Notes or any Subsidiary Guarantee to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(b) If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of the Closing in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notifies the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court. Each party hereto irrevocably waives, to the full extent permitted by applicable law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each party hereto agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(c) Nothing in this Section 22.8 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SOLAR SENIOR CAPITAL LTD.

By
Name:
Title:

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

[PURCHASER]

By:
Name:
Title:

By:
Name:
Title:

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED
$

SCHEDULE A

(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Financial Covenant” is defined in Section 10.7.

“Additional Notes” is defined in Section 2.4.

“Additional Purchasers” means purchasers of Additional Notes.

“Adjusted Interest Rate” is defined in Section 1.2(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include (i) any Person that constitutes an Investment held by any Obligor in the ordinary course of business or (ii) any Person that acts as investment advisor in the ordinary course of business on behalf of the account of any Purchaser or any other subsequent holder of Notes. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliate Agreements” means, collectively, (a) the Management Agreement, (b) the Amended and Restated Administration Agreement dated as of October 29, 2013, between the Company and Solar Capital Management, LLC, and (c) the Trademark License Agreement dated as of February 24, 2011, between the Company and Solar Capital Partners, LLC.

“Affiliated Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Financial Statements” means the audited financial statements of the Company for the year ended December 31, 2019.

SCHEDULE B

(to Note Purchase Agreement)

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of the Company and its Subsidiaries, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Company and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries. For the purposes of calculating the Asset Coverage Ratio, Indebtedness of an SBIC Subsidiary outstanding as of the date of such calculation shall be excluded from the calculation of Asset Coverage Ratio to the extent and in the manner that such Indebtedness may be excluded from the asset coverage requirements of sections 18(a) and 61(d) of the Investment Company Act pursuant to an effective exemptive order issued by the US Securities and Exchange Commission.

“Below Investment Grade Event” is defined in Section 1.2(d).

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), or (x) the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act (Canada), the Export and Import Permits Act (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet or statement of assets and liabilities, as applicable, of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date of the Closing) other than Solar Capital Partners, LLC, the Managing Member or any of their respective Affiliates, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (y) nominated by the requisite members of the Board of Directors of the Company nor (z) appointed by a majority of the directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group other than Solar Capital Partners, LLC, the Managing Member or any of their respective Affiliates.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder from time to time.

“Company” means Solar Senior Capital Ltd., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.3(e).

“Competing Business” means at any particular time any “business development company” under the Investment Company Act.

“Competitor” means at any particular time any Person which at such time is engaged in a Competing Business or intends to become engaged in a Competing Business; provided that the initial Purchasers and any Permitted Transferee shall be deemed not to be Competitors; provided, further, in any event that any Private Placement Agent that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition shall not be deemed to be a Competitor if such Private Placement Agent holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions of the Note or Notes owned by one Institutional Investor who is not a Competitor to another purchasing Institutional Investor who is a Permitted Transferee that is not a Competitor and such Private Placement Agent has established procedures which will prevent confidential information supplied to either the selling or buying Institutional Investor by the Company from being transmitted or otherwise made available to such Private Placement Agent or any of its Affiliates in any capacity other than as the agent and intermediary in connection with such sale of any such Note or Notes.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Corporate Facility” means a secured credit facility of the Company, with recourse to the Company, incurred pursuant to documentation containing financial covenants, covenants governing the borrowing base, if any, portfolio valuations and events of default other terms (other than interest) that are not materially more restrictive upon the Company and its Subsidiaries than those set forth in either (a) the corporate credit facility of Solar Capital Ltd. or (b) similar credit facilities for borrowers the general nature of the business of which is not substantially different from the general nature of the business of the Company and its Subsidiaries, taken as a whole.

“DBRS” means DBRS, Inc. and its successors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means with respect to any Note of any Series or tranche, that rate of interest per annum that is the greater of (a) 2.00% per annum above the rate of interest on the Notes then in effect for such Series or tranche or (b) 2.00% over the rate of interest publicly announced by Goldman Sachs Bank USA in New York, New York as its “base” or “prime” rate.

“Directing Body” means the Company’s Board of Directors.

“Dollars” or “$” refers to lawful money of the United States of America.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company, is or was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than for premiums due but not delinquent under Section 4007 of ERISA); (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i) of ERISA); (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Company or any ERISA Affiliate or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered or critical status” within the meaning of Section 305 of ERISA.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder from time to time in effect.

“FATCA” is defined in Section 14.3.

“Financial Covenant Modification” and “Financial Covenant Modifications” are defined in Section 10.7(d).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financing Subsidiary” means

1. an SBIC Subsidiary; or

2. a direct or indirect Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase, holding, disposition and financing of such assets and which is designated by the Company (as provided below) as a Financing Subsidiary,

SOLAR SENIOR CAPITAL LTD.	NOTE PURCHASE AGREEMENT

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee of any Standard Securitization Undertakings,

(b) with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c) to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.

Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition; provided that each of SUNS SPV LLC and FLLP 2015-1, LLC shall be deemed to be a Financing Subsidiary as of the Closing.

“Fitch” means Fitch Ratings Service, or its successors or assigns.

“Foreign Holders” is defined in Section 14.3.

“Forms” is defined in Section 14.3.

“GAAP” means generally accepted accounting principles in the United States of America, the American Institute of Certified Public Accountants Accounting Guide for Investment Companies or Article 6 of Regulation S-X under the Securities Act.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Immaterial Subsidiary” means any Subsidiary of the Company that (a) owns, legally or beneficially, directly or indirectly, assets which in the aggregate have a value not in excess of the lesser of (y) $10,000,000 and (z) 1.0% of the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and (b) is not designated a Financing Subsidiary or a Subsidiary Guarantor in accordance with the terms and provisions of this Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Company or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D promulgated under the Securities Act.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Company Act Asset Coverage” means the minimum asset coverage required to be maintained by the Company to comply with the Investment Company Act.

“Investment Grade” means a rating of at least “BBB-” (or its equivalent) or higher by DBRS or its equivalent by any other NRSRO without giving effect to any credit watch.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the Registration Statement on Form N-2 as filed with the SEC on June 21, 2019 including any amendments, changes, supplements or modifications to such investment objectives, policies, restrictions and limitations; provided that any amendment, change, supplement or modification thereto that is, or could reasonably be expected to be, materially adverse to the holders of the Notes that was effected without their prior written consent shall be deemed excluded from the definition of “Investment Policies” for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

“Make-Whole Amount” is defined in Section 8.8.

“Managing Member” means Solar Capital Partners, LLC or any successor thereto.

“Management Agreement” means the First Amended and Restated Investment Advisory and Management Agreement dated as of August 2, 2016, between the Company and Solar Capital Partners, LLC.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material” means material in relation to the business, Portfolio Investments and other assets, liabilities and financial condition of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Portfolio Investments and other assets, liabilities and financial condition of the Company and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Company’s or any of its Subsidiaries’ Portfolio Investments), or (b) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guarantee or the rights or remedies of the holders of the Notes hereunder.

“Material Credit Facility” means, as to the Company, any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company, or in respect of which the Company is an obligor (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility so long as the aggregate principal amount outstanding or available for borrowing under all such Credit Facilities exceeds such amount; provided that, the Corporate Facility shall, notwithstanding its principal amount outstanding or available for borrowing at any time thereunder, at all times constitute a “Material Credit Facility”; provided further that, Non Recourse Indebtedness shall, notwithstanding its principal amount outstanding or available for borrowing, not constitute a “Material Credit Facility.”

“Material Indebtedness” means (a) Indebtedness of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Company and the Subsidiaries (other than Financing Subsidiaries) would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $25,000,000; provided that “Material Indebtedness” shall not include any Non Recourse Indebtedness.

“MFL Financial Covenant” means any covenant that requires the Company to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“Modified Make-Whole Amount” is defined in Section 8.8.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA in respect of which the Company or any ERISA Affiliate is or within the six-year period immediately preceding the date hereof, was required to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Nationally Recognized Statistical Rating Organization” or “NRSRO” means a rating organization designated from time to time by the SEC as being nationally recognized whose status has been confirmed by the SVO other than Egan Jones Rating Company, Kroll Bond Rating Agency, Inc. and their successors.

“Non Recourse Indebtedness” means any Indebtedness of (a) a Financing Subsidiary or (b) any other Subsidiary on terms that recourse may be had by action against such Subsidiary that is an obligor of such Indebtedness or by enforcement of a security interest over certain assets of such Subsidiary and not by way of action against the Company or any other Subsidiary (other than any Subsidiary of such Subsidiary) (other than with respect to ownership interests in such Subsidiary or Guarantees in respect of Standard Securitization Undertakings or a Permitted SBIC Guarantee).

“Note Documents” means, collectively, this Agreement, the Notes and the Subsidiary Guarantee.

“Notes” is defined in Section 1.

“Obligor” means, collectively, the Company and the Subsidiary Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Advisor” means, at any time, any entity listed on Schedule 6.1 that directly or indirectly through its Affiliates acts as an investment advisor to any Person.

“Permitted Directing Body-Approved Affiliate Transaction” means any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand (including any amendment, modification, supplement or waiver of an Affiliate Agreement), that (a) has been approved by the Directing Body (which shall mean the approval of a majority of the independent directors of the Board of Directors of the Company) and (b) has been consented to by either (a) the administrative agent (or the equivalent entity) under the Corporate Facility, if any, or (b) the Required Holders (in each case, such consent not to be unreasonably withheld or delayed).

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (j) of Section 11; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business including securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder; (l) Liens incurred in connection with any Hedging Agreement entered into with a Lender (or an Affiliate of a Lender) in the ordinary course of business and not for speculative purposes; (m) Liens which secure obligations under a Corporate Facility; and (n) Liens permitted under, or that would be permitted under, a Corporate Facility.

“Permitted SBIC Guarantee” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 11(o), it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Permitted Transferee” means at any time any Person (i) which is identified on Schedule 6.1 or (ii) for whom the investment management decisions are made by a Permitted Advisor.

“Person” means any natural person, vessel, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Placement Agent” means Goldman, Sachs & Co.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is or within the six-year period immediately preceding the date hereof, was (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be), an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio.

“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor, as amended effective November 3, 2010.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means a rating of the Notes, which rating shall specifically describe the Notes, including their interest rate, maturity and Private Placement Number, issued by a NRSRO.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958 (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee or analogous commitment), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment), (c) other than pursuant to a Permitted SBIC Guarantee, neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Subsidiary and (d) such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors. Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission.

“Section 8.3 Proposed Prepayment Date” is defined in Section 8.3(c).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Unsecured Indebtedness” means all Indebtedness of the Company that is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company and that is not secured.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2020A Notes” is defined in Section 1.1 of this Agreement.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its Subsidiaries at such date.

“Solar Capital Ltd.” means Solar Capital Ltd., a Maryland corporation.

“Solar Capital Partners, LLC” means Solar Capital Partners, LLC, a Delaware limited liability company.

“Source” is defined in Section 6.2.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors or loan obligors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable or loan securitizations.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries, provided that a Person that constitutes such an Investment that is not consolidated pursuant to the foregoing at any time shall continue not to be a “Subsidiary” even if such Person is subsequently required to be consolidated on the financial statements of the Company as a result of any change in GAAP after the Closing. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantee” is defined in Section 9.7(a).

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under a Subsidiary Guarantee.

“SUNS SPV Credit Agreement” means that certain Loan and Servicing Agreement, by and among SUNS SPV LLC, as the borrower, the Company, as the servicer and the transferor, Citigroup Global Markets Inc., as the administrative agent, and the other parties party thereto, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted or otherwise modified from time to time.

“SUNS SPV LLC” means SUNS SPV LLC, a Delaware limited liability company.

“Supplement” is defined in Section 2.4.

“SVO” means the Securities Valuation Office of the NAIC or any successor of such Office.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.

“Transactions” means the execution, delivery and performance by the Company of this Agreement and the other Note Documents to which it is a party, the issuance of the Notes and the use of the proceeds thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4203 and 4205 in Part I of Subtitle E of Title IV of ERISA.

SUBSIDIARIES AND DIRECTORS AND SENIOR OFFICERS

(i) Subsidiaries (other than any Financing Subsidiary, tax blocker or investment held by such tax blocker or Financing Subsidiary):

None.

(ii) The Company’s Directors and Senior Officers:

NAME	TITLE(S)
MICHAEL S. GROSS	CO-CHIEF EXECUTIVE OFFICER, PRESIDENT, AND CHAIRMAN OF THE BOARD OF DIRECTORS

BRUCE SPOHLER	CO-CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND DIRECTOR

RICHARD PETEKA	CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY

GUY TALARICO	CHIEF COMPLIANCE OFFICER

STEVEN HOCHBERG	DIRECTOR

DAVID S. WACHTER	DIRECTOR

LEONARD A. POTTER	DIRECTOR

SCHEDULE 5.4

(to Note Purchase Agreement)

DESCRIPTION OF NECESSARY CONSENTS, APPROVALS, ETC.

None.

SCHEDULE 5.7

(to Note Purchase Agreement)

LIENS AND INDEBTEDNESS

Part A: Existing Indebtedness

•	SUNS SPV Credit Agreement

•	Total principal amount outstanding or that is, or may become, outstanding: $225,000,000

•	Interest rate: floating rate based on LIBOR

•

Loan and Servicing Agreement, dated as of August 26, 2011, by and among SUNS SPV LLC, as borrower, the Company, as servicer and as transferor, Citibank, N.A., as administrative agent and collateral agent, Wells Fargo Bank, National Association, as collateral custodian, backup servicer and account bank, and the lenders and lender agents from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

•

Contribution Agreement, dated as of August 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “SUNS SPV Contribution Agreement”), between the Company, as the contributor, and SUNS SPV LLC, as the contribute.

•	FLLP Loan and Servicing Agreement

•	Total principal amount outstanding or that is, or may become, outstanding: $75,000,000

•	Interest rate: floating rate based on LIBOR

•

Loan and Servicing Agreement, dated as of February 13, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “FLLP Loan and Servicing Agreement”), by and among FLLP 2015-1, LLC, as borrower, the Company, as servicer and as transferor, Wells Fargo Bank, National Association, as administrative agent, collateral agent, collateral custodian and account bank, and the lenders and lender agents from time to time party thereto.

•

Purchase and Sale Agreement, dated as of February 13, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “FLLP Purchase and Sale Agreement”), by and between FLLP 2015-1, LLC and the Company.

SCHEDULE 5.15

(to Note Purchase Agreement)

Part B: Liens:

•	Liens on loan assets securing the obligations of SUNS SPV LLC under the SUNS SPV Credit Agreement.

•	Liens on loan assets contributed by the Company to SUNS SPV LLC pursuant to the SUNS SPV Contribution Agreement.

•	Liens on loan assets securing the obligations of FLLP 2015-1, LLC under the FLLP Loan and Servicing Agreement.

•	Liens on loan assets sold by the Company to FLLP 2015, 1 LLC pursuant to the FLLP Purchase and Sale Agreement.

5.15 - 2

INVESTMENTS

Deposit Accounts

Bank	Name of Account	Account Number
Citibank, N.A.	Solar Senior Capital Ltd.	[Redacted]

Securities Accounts

Securities Intermediary	Name of Account	Account Number
Citibank, N.A.	Solar Senior Capital Ltd.	[Redacted]

SCHEDULE 5.19

(to Note Purchase Agreement)

PERMITTED TRANSFEREES/PERMITTED ADVISORS

[Redacted]

SCHEDULE 6.1

(to Note Purchase Agreement)

AFFILIATE TRANSACTIONS

None.

SCHEDULE 10.8(e)

(to Note Purchase Agreement)

[FORM OF SERIES 2020A NOTE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING PURSUANT TO RULE 144 OR RULE 144A, PROVIDED THAT AN OPINION OF COUNSEL (WHICH MAY BE INTERNAL COUNSEL) SHALL BE FURNISHED TO THE COMPANY (IF REASONABLY REQUESTED BY THE COMPANY), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW.

SOLAR SENIOR CAPITAL LTD.

3.90% SERIES 2020A SENIOR NOTE, DUE MARCH 31, 2025

No. [_________]	[Date]
$[____________]	PPN 83416M A*6

FOR VALUE RECEIVED, the undersigned, SOLAR SENIOR CAPITAL LTD. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS (or so much thereof as shall not have been prepaid) on March 31, 2025, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 3.90% per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the last day of March and September in each year, commencing with the March 31 or September 30 next succeeding the date hereof, and on the Maturity Date until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Goldman Sachs Bank USA in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

EXHIBIT 1

(to Note Purchase Agreement)

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of March 31, 2020 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) made the representations and agreements set forth in Sections 6.2 and 6.1(b), (d) and (f) of the Note Purchase Agreement and (iii) agreed that any transfer or other disposition of this Note is otherwise subject to the terms and conditions contained in the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series and tranche for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note and the holder hereof are entitled equally and ratably with the holders of all of the Notes to the rights and benefits provided pursuant to the terms and provisions of each Subsidiary Guarantee (as such term is defined in the Note Purchase Agreement), if any. Reference is hereby made to the foregoing for a statement of the nature and extent of the benefits for the Notes afforded thereby and the rights of the holders of the Notes.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

E-1-2

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

SOLAR SENIOR CAPITAL LTD.

By
Name:
Title:

E-1-3

SOLAR SENIOR CAPITAL LTD.

[NUMBER] SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of ______________________

Re: $____________ _____% Series _______ Senior Notes

Due

EXHIBIT S

(to Note Purchase Agreement)

SOLAR SENIOR CAPITAL LTD.

40 East 52nd Street

New York, New York 10022

Dated as of

____________________, 20__

To the Series [____] Additional

Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is among Solar Senior Capital Ltd., a Maryland corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Series [__] Additional Purchasers”).

Reference is hereby made to that certain Note Purchase Agreement dated as of March 31, 2020 (the “Note Purchase Agreement”) among the Company and the Purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meanings as specified in the Note Purchase Agreement. Reference is further made to Section 4.18 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Series [__] Additional Purchaser(s) as follows:

1. The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ Senior Notes due _________, ____ (the “Series ______ Notes”). The Series ____ Notes, together with the Series 2020A Notes issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.4 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Series [__] Additional Purchaser(s) and the Company.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Series [__] Additional Purchaser, and each Series [__] Additional Purchaser agrees to purchase from the Company, Series _____ Notes in the principal amount set forth opposite such Series [__] Additional Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3. The sale and purchase of the Series ______ Notes to be purchased by each Series [__] Additional Purchaser shall occur at the offices of [Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603,] at 9:00 A.M. [Chicago time], at a closing (the “Series [____] Closing”) on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Series [__] Additional Purchasers. At the Series [____] Closing, the Company will deliver to each Series [__] Additional Purchaser the Series ______ Notes to be purchased by such Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $100,000 as such Series [__] Additional Purchaser may request) dated the date of the Series [____] Closing and registered in such Series [__] Additional Purchaser’s name (or in the name of such Series [__] Additional Purchaser’s nominee), against delivery by such Series [__] Additional Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [__________________________] at ____________ Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Series [____] Closing, the Company shall fail to tender such Series ______ Notes to any Series [__] Additional Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Series [__] Additional Purchaser’s satisfaction, such Series [__] Additional Purchaser shall, at such Series [__] Additional Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Series [__] Additional Purchaser may have by reason of such failure or such nonfulfillment.

4. The obligation of each Series [__] Additional Purchaser to purchase and pay for the Series ______ Notes to be sold to such Series [__] Additional Purchaser at the Series [____] Closing is subject to the fulfillment to such Series [__] Additional Purchaser’s satisfaction, prior to the Series [____] Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Series [____] Closing as if each reference to “2020A Notes” or “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series ______ Notes,” the “Series [____] Closing” and the “Series [__] Additional Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a) Each of the representations and warranties of the Company set forth in Exhibit A hereto shall be correct as of the date of the Series [____] Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date) and the Company shall have delivered to each Series [____] Additional Purchaser an Officer’s Certificate, dated the date of the Series [____] Closing certifying that such condition has been fulfilled.

(b) Contemporaneously with the Series [____] Closing, the Company shall sell to each Series [__] Additional Purchaser, and each Series [__] Additional Purchaser shall purchase, the Series ______ Notes to be purchased by such Series [__] Additional Purchaser at the Series [____] Closing as specified in Schedule A.

5. [Here insert special provisions for Series ______ Notes including mandatory prepayment provisions applicable to Series ______ Notes and any series-specific closing conditions applicable to Series ______ Notes].

6. (a) Each Series [__] Additional Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Series [__] Additional Purchaser as if each reference to “2020A Notes” or “Notes,” “Series [____] Closing” and “Purchaser” set forth therein was modified to refer the “Series ______ Notes,” the “Series [____] Closing” and the “Series [__] Additional Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

(b) Each Series [____] Additional Purchaser for itself represents that it is either (i) an Institutional Accredited Investor acting for its own account or as a fiduciary or agent for others (which others are also Institutional Accredited Investors) or (ii) a “qualified institutional buyer” as defined under Rule 144A acting for its own account or as a fiduciary or agent for others (which others are also “qualified institutional buyers”).

7. The Company and each Series [__] Additional Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Series [__] Additional Purchaser were an original signatory to the Note Purchase Agreement.

8. This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The execution hereof shall constitute a contract between the Company and the Series [__] Additional Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

SOLAR SENIOR CAPITAL LTD.

By
Name:
Title:

Accepted as of __________, _____

[SERIES [____] ADDITIONAL PURCHASER]

By
Name:
Title:

INFORMATION RELATING TO SERIES [____] ADDITIONAL PURCHASERS

NAME AND ADDRESS OF SERIES [____] ADDITIONAL PURCHASER	PRINCIPAL AMOUNT OF SERIES ______ NOTES TO BE PURCHASED
[NAME OF SERIES [____] ADDITIONAL PURCHASER]	$

(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:

SCHEDULE A

(to Supplement)

SUPPLEMENTAL REPRESENTATIONS

[FULL REPRESENTATIONS MODELLED ON NPA TO BE INCLUDED]

[ADD ANY ADDITIONAL SECTIONS AS APPROPRIATE AT THE TIME THE SERIES ______ NOTES ARE ISSUED]

[FORM OF SERIES _____ NOTE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING PURSUANT TO RULE 144 OR RULE 144A, PROVIDED THAT AN OPINION OF COUNSEL (WHICH MAY BE INTERNAL COUNSEL) SHALL BE FURNISHED TO THE COMPANY (IF REASONABLY REQUESTED BY THE COMPANY), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW.

SOLAR SENIOR CAPITAL LTD.

             % SERIES              SENIOR NOTE, DUE

No. [_________]	[Date]
$[____________]	PPN 83416M [_____]

FOR VALUE RECEIVED, the undersigned, SOLAR SENIOR CAPITAL LTD. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS (or so much thereof as shall not have been prepaid) on _____, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) _____ % per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the [_____] day of _____ and _____ in each year, commencing with the _____ or _____ next succeeding the date hereof, and on the Maturity Date until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Goldman Sachs Bank USA in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

EXHIBIT 1

(to Supplement)

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Supplement to the Note Purchase Agreement, dated as of March 31, 2020 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) made the representations and agreements set forth in Sections 6.2 and 6.1(b), (d) and (f) of the Note Purchase Agreement and (iii) agreed that any transfer or other disposition of this Note is otherwise subject to the terms and conditions contained in the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series and tranche for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note and the holder hereof are entitled equally and ratably with the holders of all of the Notes to the rights and benefits provided pursuant to the terms and provisions of each Subsidiary Guarantee (as such term is defined in the Note Purchase Agreement), if any. Reference is hereby made to the foregoing for a statement of the nature and extent of the benefits for the Notes afforded thereby and the rights of the holders of the Notes.

This Note is subject to [mandatory] [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

SOLAR SENIOR CAPITAL LTD.

By
Name:
Title: